EXHIBIT 99.1

FOR IMMEDIATE RELEASE

KINGOLD JEWELRY REPORTS 2013 SECOND QUARTER FINANCIAL RESULTS

Company to Hold Conference Call with Accompanying Slide Presentation on August 14, 2013, at 8:30 a.m. ET

WUHAN CITY, China, August 13, 2013 -- Kingold Jewelry, Inc. (“Kingold” or “the Company”) (NASDAQ: KGJI), one of China’s leading manufacturers and designers of high quality 24-karat gold jewelry, ornaments and investment-oriented products, today announced financial results for its second quarter and six months ended June 30, 2013.

2013 Second Quarter Financial and Operating Highlights (Comparisons are to 2012 Second Quarter):

•	Net sales increased 36.7% to $367.0 million compared to $268.5 million, largely as a result of increased production due to higher demand.
•	Processed 15.2 metric tons [one metric ton = 35,274 ounces] of 24-karat gold products compared to 11.8 metric tons.
•	As a result of lower gold prices, the Company incurred a $2.4 million write-down on the value of its inventory.
•	Gross profit decreased to $11.1 million compared to $15.0 million, and gross margin was 3.0% compared to 5.6%, largely as a result of this write-down in inventory.
•	Net income attributable to common shareholders was $6.3 million, or $0.10 per diluted share, compared to $9.6 million, or $0.18 per diluted share.
•	Book value per diluted share of $2.99 at June 30, 2013 compared to $2.97 at December 31, 2012.

Company Reiterates Guidance for 2013 Due to Strong Demand in Second Quarter

•	During the quarter, the Company experienced an increase in demand for its jewelry and investment gold products as a result of the May 1st Chinese Labor Day Holiday and correction in the price of gold in April.
•	Kingold reiterates its expectation of processing between 50-60 metric tons of 24-karat gold products in 2013. The Company processed 23.8 million metric tons through the first six months of 2013.

Management Comments

Mr. Zhihong Jia, Chairman and CEO of Kingold, stated, “We were pleased to report top-line growth and profitability despite changes in global gold pricing. As reported previously, we were affected by the rapid changes in gold prices. Our customers altered their buying patterns and delayed orders as a result of the extreme volatility in pricing. We mitigated the impact on our operations by slowing down sales of products where we are not able to fix the price at the time of sale (such as our investment gold business and sales to certain jewelry customers) to avoid market risk and to preserve value. We also wrote-down our inventory to reflect the change in market value. We understand that Kingold is subject to commodity risk, however we remain focused on properly running our business through all market cycles. We are pleased that from mid-to-late April and throughout the remainder of the second quarter we witnessed a surge in demand as prices stabilized, and as expected, saw increased demand for our products due to the May 1st Chinese Labor Day holiday. We focused on providing quick turnaround to meet this demand, and have received a favorable response from our customer base. Over the long-term, we think this will add tremendous value to our brand and customer loyalty, and ultimately continue to drive sales and profits in the future. Further, we are benefitting from an improving balance sheet position, as noted by our increased cash, lower receivables, lower inventory, and increasing book value. We feel that our business is a sustainable and flexible model that can shift with changing market cycles that may create great difficulty for our smaller competitors.”

Kingold Jewelry, Inc. August 13, 2013	Page 2

Operational Review

In the second quarter of 2013, Kingold processed a total of 15.2 metric tons of 24-karat gold products compared to 11.8 metric tons processed in the prior-year period. The Company’s net sales consisted primarily of sales of branded products to wholesale and retail customers, as well as fees generated from customized production (as detailed in the table below). Of the 15.2 metric tons processed during the period, Kingold’s branded production accounted for 8.5 metric tons (56.2%) and customized production accounted for 6.7 metric tons (43.8%).

In the first half of 2013, the Company processed a total of 23.8 metric tons of gold, of which branded production accounted for 13.2 metric tons (55.3%) and the customized production accounted for 10.6 metric tons (44.7%).In the first half of 2012, Kingold processed a total of 20.6 metric tons of gold, of which branded production accounted for 10.1 metric tons (49.1%) and customized production accounted for 10.5 metric tons (50.9%).

Metric Tons of Gold Processed

	Three Months Ended:
	June 30, 2013		June 30, 2012
Branded*	8.5	56.2%	5.6	47.2%
Customized**	6.7	43.8%	6.2	52.8%
Total	15.2	100%	11.8	100%

	Six Months Ended:
	June 30, 2013		June 30, 2012
Branded*	13.2	55.3%	10.1	49.0%
Customized**	10.6	44.7%	10.5	51.0%
Total	23.8	100%	20.6	100%

* Branded Production: The Company purchases gold from the Shanghai Gold Exchange to produce branded products.

** Customized Production: Clients who purchase customized products supply gold to the Company for processing.

2013 Second Quarter Financial Review

•	Net sales for the three months ended June 30, 2013 was $367.0 million, an increase of $98.5 million, or 36.7%, compared to net sales of $268.5 million for the three months ended June 30, 2012. The increase in net sales was primarily driven by increased production of $124.4 million, offset by approximately $31.3 million due to the decrease in the price of gold.

•	Gross profit for the three months ended June 30, 2013 was $11.1 million, a decrease of $3.8 million, compared to $15.0 million for the same period in 2012. Gross margin for the three months ended June 30, 2013 was 3.0% compared to 5.6% for the same period in 2012. The decrease in gross profit and gross margin was primarily the result of a $2.4 million write-down of Kingold’s gold inventory to current market prices, as well and the shift in product mix to increased branded production as compared to higher-margin customized production during the period.

Kingold Jewelry, Inc. August 13, 2013	Page 3

•	Net income attributable to Kingold shareholders for the second quarter of 2013 was $6.3 million, or $0.10 per diluted share based on 64.3 million weighted average diluted shares outstanding, compared to net income of $9.6 million, or $0.18 per diluted share based on 54.6 million diluted shares outstanding, in the prior-year period.

Fiscal 2013 Six Month Financial Review

•	Net sales for the six months ended June 30, 2013 were $588.5 million, an increase of 19.3% from $493.5 million in the same period of the prior year. The increase in net sales was primarily driven by increased production of $132.5 million, offset by approximately $43.5 million due to the decrease in the in the price of gold, with the remaining increase due to gains from exchange rate fluctuations.

•	Gross profit for the six months ended June 30, 2013 was $17.4 million, a decrease of $9.1 million, compared to $26.5 million in the prior-year period. The Company’s gross margin for the six months ended June 30, 2013 was 3.0% compared to 5.4% for the prior year period. The decrease in gross margin was primarily due to a $5.2 million write-down of inventory, as well as the shift in product mix to increased branded production as compared to higher-margin customized production during the period.

•	Net income attributable to Kingold shareholders for the six months ended June 30, 2013 was $9.4 million, or $0.15 per diluted share based on 62.7 million weighted average diluted shares outstanding, compared to net income of $16.9 million, or $0.31 per diluted share based on 54.4 million weighted average diluted shares outstanding, in the prior-year period.

Balance Sheet and Cash Flow

(in millions except for percentages)	6/30/2013	12/31/2012	% Change
Cash	$5.7	$2.5	128%
Inventories (gold)	163.2	150.0	8.2%
Working Capital	180.2	149.2	20.8%
Short-term debt	6.5	6.3	2.1%
Stockholders’ Equity	192.2	161.5	19.0%

Kingold’s net cash from operating activities can fluctuate significantly due to changes in inventories (principally gold). Other factors that may vary significantly include the Company’s purchases of gold and income taxes. The Company expects that the net cash it generates from operating activities will continue to fluctuate as the Company’s inventories, receivables, accounts payables, and the other factors described above change with increased production and the purchase of larger quantities of raw materials (principally gold).

Kingold Jewelry, Inc. August 13, 2013	Page 4

Outlook for 2013

Kingold believes gold processed will be between 50 metric tons and 60 metric tons during 2013. This guidance is based solely on current projected, organic growth, and would represent a 32.3% to 58.7% increase from the 37.8 metric tons processed in 2012.

Mr. Jia concluded, “Kingold is on track to produce its expected volume through 2013, largely as a result of a substantial increase in demand in the early weeks of the second quarter surrounding the May 1st Labor Day holiday in the PRC. We are also looking into new methods of expanding our brand presence, including opening new showrooms for Kingold’s own products. In addition, we are steadily increasing the marketing of our investment gold products, while controlling this growth in light of changing gold prices. Our goal throughout the first half of 2013 has been to continue developing our relationships with our customers, who we believe recognize the strength of a well-capitalized and organized company that can quickly handle their production needs throughout any cycle.”

Conference Call Details

Kingold also announced that it will discuss financial results in a conference call on Wednesday, August 14, 2013, at 8:30 AM ET.

The dial-in numbers are:

Live Participant Dial In (Toll Free):         877-407-9038

Live Participant Dial In (International):  201-493-6742

The conference call will also be webcast live. To listen to the call, please go to the Investor Relations section of Kingold’s website at www.kingoldjewelry.com, or click on the following link: http://kingoldjewelry.equisolvewebcast.com/q2-2013.

The Company will also have an accompanying slide presentation available in PDF format on its homepage prior to the conference call.

About Kingold Jewelry, Inc.:

Kingold Jewelry, Inc. (NASDAQ: KGJI), centrally located in Wuhan City, was founded in 2002 and today is one of China’s leading designers and manufacturers of 24-karat gold jewelry, ornaments and investment-oriented products. The Company sells both directly to retailers as well as through major distributors across China. Kingold has received numerous industry awards and has been a member of the Shanghai Gold Exchange since 2003. For more information, please visit www.kingoldjewelry.com.

Business Risks and Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. These include statements regarding the amount of gold to be processed in 2013, Kingold’s ability to benefit from the recent stability in gold prices which will help fortify client relationships, Kingold’s ability to withstand global pricing effects and gain market share from competitors that do not have such an advantage, consumer demand in China for gold, and fluctuations in net cash from operating activities. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. In addition, please refer to the risk factors contained in Kingold’s SEC filings available at www.sec.gov, including Kingold’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Kingold undertakes no obligation to update or revise any forward-looking statements for any reason.

Kingold Jewelry, Inc. August 13, 2013	Page 5

Company Contact:

Kingold Jewelry, Inc.

Bin Liu, CFO

Phone: +1-847-660-3498 (US) / +86-27-6569-4977 (China)

Email: bl@kingoldjewelry.com

INVESTOR RELATIONS

The Equity Group Inc.	Katherine Yao, Associate
Adam Prior, Senior Vice President	+86 10-6587-6435
(212) 836-9606	kyao@equityny.com
aprior@equityny.com

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Kingold Jewelry, Inc. August 13, 2013	Page 6

KINGOLD JEWELRY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(IN US DOLLARS)

(UNAUDITED)

	For the three months ended June 30,		For the six months ended June 30,
	2013	2012	2013	2012
NET SALES	$367,042,088	$268,485,840	$588,450,210	$493,453,234

COST OF SALES
Cost of sales	(355,619,825)	(253,222,376)	(570,410,614)	(466,324,631)
Depreciation	(302,694)	(296,107)	(601,776)	(593,895)
Total cost of sales	(355,922,519)	(253,518,483)	(571,012,390)	(466,918,526)

GROSS PROFIT	11,119,569	14,967,357	17,437,820	26,534,708

OPERATING EXPENSES
Selling, general and administrative expenses	871,886	1,350,642	1,995,756	2,408,984
Stock compensation expenses	510,830	311,466	758,788	667,905
Depreciation	37,158	34,453	73,993	67,874
Amortization	3,045	2,979	6,054	5,975
Total Operating Expenses	1,422,919	1,699,540	2,834,591	3,150,738

INCOME FROM OPERATIONS	9,696,650	13,267,817	14,603,229	23,383,970

OTHER INCOME (EXPENSES)
Other Expense	-	(1,560)	-	(1,560)
Interest expense	(989,896)	(111,778)	(1,750,922)	(222,913)
Total Other Expenses, net	(989,896)	(113,338)	(1,750,922)	(224,473)
INCOME FROM OPERATIONS BEFORE TAXES	8,706,754	13,154,479	12,852,307	23,159,497

INCOME TAX PROVISION (BENEFIT)
Current	2,976,395	3,573,568	4,795,298	6,264,574
Deferred	(594,907)	-	(1,301,887)	-
TOTAL INCOME TAX PROVISION	2,381,488	3,573,568	3,493,411	6,264,574

NET INCOME	$6,325,266	$9,580,911	$9,358,896	$16,894,923

OTHER COMPREHENSIVE INCOME (LOSS)
Total foreign currency translation gains (loss)	$2,539,475	$(1,300,687)	$3,502,015	$(947,983)

COMPREHENSIVE INCOME	$8,864,741	$8,280,224	$12,860,911	$15,946,940

Earnings per share
Basic	$0.10	$0.18	$0.15	$0.32
Diluted	$0.10	$0.18	$0.15	$0.31
Weighted average number of shares
Basic	64,002,331	53,168,337	62,428,297	53,138,008
Diluted	64,253,053	54,579,029	62,727,247	54,383,690

Kingold Jewelry, Inc. August 13, 2013	Page 7

KINGOLD JEWELRY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN US DOLLARS)

(UNAUDITED)

	June 30,	December 31,
	2013	2012
ASSETS

CURRENT ASSETS
Cash	$5,692,140	$2,544,114
Restricted cash	2,559,514	-
Accounts receivable	-	692,762
Inventories	163,232,062	150,041,421
Other current assets and prepaid expenses	8,562,286	133,539
Value added tax recoverable	10,526,400	7,031,374
Deferred income tax assets	1,315,157	-
Total Current Assets	191,887,559	160,443,210

PROPERTY AND EQUIPMENT, NET	11,288,112	11,683,987

OTHER ASSETS
Other assets	156,196	153,029
Intangible assets, net	507,612	503,313
Total other assets	663,808	656,342
TOTAL ASSETS	$203,839,479	$172,783,539

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Short term loans	$6,471,758	$6,340,551
Other payables and accrued expenses	1,412,843	1,445,513
Related party loans	359,753	209,890
Income tax payable	2,995,638	2,587,680
Other taxes payable	417,872	659,989
Total Current Liabilities	11,657,864	11,243,623

COMMITMENTS AND CONTINGENCIES	-	-

EQUITY
Preferred stock, $0.001 par value, 500,000 shares
authorized, none issued or outstanding
as of June 30, 2013 and December 31, 2012	-	-
Common stock $0.001 par value, 100,000,000 shares
authorized, 64,294,216 and 54,521,140 shares issued and outstanding
as of June 30, 2013 and December 31, 2012	64,294	54,521
Additional paid-in capital	75,427,689	57,656,674
Retained earnings
Unappropriated	101,965,345	92,606,449
Appropriated	967,543	967,543
Accumulated other comprehensive income	13,756,744	10,254,729
Total Equity	192,181,615	161,539,916

TOTAL LIABILITIES AND EQUITY	$203,839,479	$172,783,539

Kingold Jewelry, Inc. August 13, 2013	Page 8

KINGOLD JEWELRY, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(IN US DOLLARS)

(UNAUDITED)

	For the Six months ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$9,358,896	$16,894,923
Adjusted to reconcile net income to cash used in
operating activities:
Depreciation	675,769	661,769
Amortization of intangible assets	6,054	5,975
Share based compensation	758,788	667,905
Inventory valuation allowance	5,207,547	-
Deferred tax provision (benefit)	(1,301,887)	-
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	699,963	438,129
Inventories	(15,191,547)	(22,277,149)
Other current assets and prepaid expenses	(8,414,355)	(73,432)
Value added tax recoverable	(3,315,726)	(3,399,771)
Increase (decrease) in:
Other payables and accrued expenses	36,309	200,238
Income tax payable	350,834	2,134,041
Other taxes payable	(253,195)	(243,627)
Net cash provided (used in) operating activities	(11,382,550)	(4,991,000)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(44,545)	(149,381)
Net cash( used in) investing activities	(44,545)	(149,381)

CASH FLOWS FROM FINANCING ACTIVITIES
Restricted cash	(2,533,688)	-
Proceeds from related party loans	59,948	-
Net proceeds from stock issuance	12,522,000	-
Net proceeds from exercise of warrants	4,500,000	-
Net cash provided by financing activities	14,548,260	-

EFFECT OF EXCHANGE RATES ON CASH & CASH EQUIVALENTS	26,861	78,530

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,148,026	(5,061,851)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,544,114	8,810,173

CASH AND CASH EQUIVALENTS, END OF PERIOD	$5,692,140	$3,748,322

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for interest expense	$2,640,896	$229,054
Cash paid for income tax	$4,444,464	$4,129,700